Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Third Quarter 2013 Revenues Increase 8 Percent to a Record $36.3 Million

Increases 2013 Financial Guidance

Third Quarter and Recent Financial Highlights:

•	Net income increases 106 percent to $3.2 million, or $0.11 per share

•	Product revenues grew 11 percent year-over-year to $18.8 million

•	Tissue processing revenues grew 6 percent year-over-year to $17.4 million

•	BioGlue revenues grew 12 percent year-over-year to $14.2 million

•	Revascularization technologies revenues grew 14 percent year-over-year

•	In October, received $15.4 million for shares of Medafor common stock due to C.R. Bard’s acquisition of Medafor; potential for additional payments of up to $8.4 million

ATLANTA, GA – (October 29, 2013) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today its results for the third quarter and first nine months of 2013. Revenues for the third quarter of 2013 increased 8 percent to a quarterly record of $36.3 million compared to $33.4 million for the third quarter of 2012. Revenues for the first nine months of 2013 increased 6 percent to a record $105.3 million compared to $98.9 million for the first nine months of 2012.

Steven G. Anderson, president and chief executive officer, said, “We achieved solid financial performance in the third quarter, with revenue growth of 8 percent and net income more than double compared to the prior year period. This was driven by strong growth in our products segment, including positive trends in our BioGlue and revascularization technologies businesses. In addition, during the quarter we entered a new market for the HeRO Graft with the first European implant in Belgium following CE Mark approval in June. We are making solid progress with our strategy to leverage our global sales channels to drive growth in our higher margin products segment. Due to our strong performance in the third quarter, as well as the receipt of $15.4 million in October for our shares in Medafor due to its acquisition, we have increased our EPS guidance.”

Net income for the third quarter of 2013 was $3.2 million, or $0.11 per basic and fully diluted common share, compared to net income of $1.5 million, or $0.06 per basic and fully diluted common share, for the third quarter of 2012. Net income for the third quarter of 2013 included $282,000 in business development and integration charges and $133,000 related to litigation expense. Excluding these charges, proforma non-GAAP fully diluted earnings per share would have been $0.12 in the third quarter of 2013. Net income for the third quarter of 2012 included $796,000 in business development and integration charges primarily related to the acquisition of Hemosphere and $130,000 related to litigation expense. Excluding these charges, proforma non-GAAP fully diluted earnings per share would have been $0.08 in the third quarter of 2012.

Net income for the first nine months of 2013 was $7.1 million, or $0.26 per basic and $0.25 per fully diluted common share, compared to net income of $5.9 million, or $0.21 per basic and fully diluted common share, for the first nine months of 2012. Net income for the first nine months of 2013 included a $487,000 charge for the write-down of TMR handpieces following the FDA approval of the new handpiece design, $1.1 million in business development and integration charges, and $466,000 related to litigation expense. Excluding these charges, proforma non-GAAP fully diluted earnings per share would have been $0.29 in the first nine months of 2013. Net income for the first nine months of 2012 included a net benefit of $293,000 related to litigation expenses and settlement costs, net of insurance reimbursements and settlement awards, and $1.9 million in business development and integration charges, primarily related to the acquisition of Hemosphere. Excluding these charges and benefits, proforma non-GAAP fully diluted earnings per share would have been $0.27 in the first nine months of 2012. The above non-GAAP items have been calculated using an effective tax rate of 35 percent for all periods. A reconciliation of non-GAAP adjusted net income is included in the schedules below.

Product revenues were $18.8 million for the third quarter of 2013, up 11 percent from $16.9 million in the third quarter of 2012. Product revenues were $56.8 million for the first nine months of 2013, up 14 percent from $50.0 million in the first nine months of 2012.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue and PerClot, were $15.1 million for the third quarter of 2013 compared to $13.5 million for the third quarter of 2012, an increase of 12 percent. Surgical sealant and hemostat revenues were $45.9 million for the first nine months of 2013 compared to $41.9 million for the first nine months of 2012, an increase of 10 percent. The increase in surgical sealant and hemostat revenues for the third quarter of 2013 was due to increases in BioGlue in both international and domestic markets as well as an increase in PerClot revenues. The increase for the first nine months of 2013 in surgical sealant and hemostat revenues was primarily due to an increase in BioGlue shipments into international markets and an increase in PerClot revenues.

Revascularization technologies revenues were $2.4 million for the third quarter of 2013 compared to $2.1 million for the third quarter of 2012. Revascularization technologies revenues were $6.8 million for the first nine months of 2013 compared to $6.1 million for the first nine months of 2012. The increase in revascularization technologies revenues for the third quarter was primarily due to the sale of laser consoles, partially offset by a decrease in handpiece shipments. The increase in revascularization technologies in the first nine months of 2013 was primarily due to the Company’s strategy to focus on increasing procedure volume, which drove a 5 percent increase in handpiece shipments.

HeRO Graft revenues were $1.4 million for the third quarters of 2013 and 2012. HeRO Graft revenues were $4.1 million for the first nine months of 2013 compared to $2.0 million for the first nine months of 2012. The Company acquired Hemosphere in May 2012.

Preservation services revenues were $17.4 million for the third quarter of 2013 compared to $16.4 million for the third quarter of 2012. Vascular preservation services revenues increased 8 percent for the third quarter of 2013 compared to the third quarter of 2012 due to an increase in average service fees, which increased revenues by 12 percent, partially offset by a decrease in unit shipments of vascular grafts. Cardiac preservation service revenues in the third quarter of 2013 increased 4 percent compared to the third quarter of 2012, primarily due to an increase in average service fees.

Preservation services revenues were $48.4 million for the first nine months of 2013 and 2012. Vascular preservation services revenues increased 3 percent in the first nine months of 2013 compared to the first nine months of 2012, primarily due to an increase in average service fees, which increased revenues by 6 percent, partially offset by a decrease in unit shipments. Cardiac preservation service revenues in the first nine months of 2013 decreased 3 percent compared to the first nine months of 2012, primarily due to a decrease in shipments of cardiac tissues, which decreased revenues by 6 percent, partially offset by an increase in average service fees.

Total gross margins were 64 percent in the third quarters of 2013 and 2012. Product gross margins were 81 percent and 82 percent for the third quarters of 2013 and 2012, respectively. Preservation services gross margins were 46 percent and 45 percent in the third quarters of 2013 and 2012, respectively.

Total gross margins were 65 percent in the first nine months of 2013 and 2012. Product gross margins were 81 percent and 83 percent for the first nine months of 2013 and 2012, respectively. Preservation services gross margins were 45 percent in the first nine months of 2013 and 2012.

General, administrative, and marketing expenses for the third quarters of 2013 and 2012 were $16.5 million. General, administrative, and marketing expenses for the third quarter of 2013 included $282,000 in business development and integration charges, $265,000 for the medical device excise tax, which began in 2013 as part of the Affordable Care Act, and $133,000 related to litigation expense. General, administrative, and marketing expenses for the third quarter of 2012 included $796,000 in business development and integration charges, primarily related to the acquisition of Hemosphere, and $130,000 related to litigation expense.

General, administrative, and marketing expenses for the first nine months of 2013 and 2012 were $51.4 million and $48.4 million, respectively. General, administrative, and marketing expenses for the first nine months of 2013 included increased sales force headcount due to the acquisition of Hemosphere in May 2012, increased marketing costs to support revenue growth, increased general and administrative costs due to added personnel, $1.1 million in business development and integration charges, $767,000 for the medical device excise tax, and $466,000 related to litigation expense. General, administrative and marketing expenses for the first nine months of 2012 included a net benefit of $293,000 related to litigation expenses and settlement costs, net of insurance reimbursements and settlement awards, and $1.9 million in business development and integration charges, primarily related to the acquisition of Hemosphere.

Research and development expenses were $2.3 million and $1.8 million for the third quarters of 2013 and 2012, respectively. Research and development expenses were $6.0 million and $5.2 million for the first nine months of 2013 and 2012, respectively. Research and development spending in 2013 was focused on PerClot, tissue processing, revascularization technologies, and BioGlue and BioFoam.

During the third quarter of 2013, the Company purchased 24,000 shares of the Company’s common stock under the repurchase program at an average price of $6.20, resulting in aggregate purchases of $146,000. During the first nine months of 2013, the Company purchased 253,000 shares of the Company’s common stock under the repurchase program at an average price of $6.03, resulting in aggregate purchases of $1.5 million.

As of September 30, 2013, the Company had $23.0 million in cash, cash equivalents, and restricted cash and securities, compared to $18.3 million at December 31, 2012. Of this $23.0 million in cash, cash equivalents, and restricted cash and securities, $5.3 million was designated as restricted cash and securities, primarily due to a financial covenant requirement under the Company’s credit agreement. The Company’s net cash flows provided by operations were $7.3 million for the third quarter of 2013 compared to $6.1 million for the third quarter of 2012. The Company’s net cash flows provided by operations were $11.3 million for the first nine months of 2013 compared to $11.0 million for the first nine months of 2012. As previously announced, the Company received $15.4 million for its Medafor shares on October 21, 2013.

The Company’s revised 2013 financial guidance is summarized below.

2013 Financial Guidance Summary

	Previous	Current
Total revenues	$139 million - $141 million 6% - 7% growth	$139 million - $141 million 6% - 7% growth

Tissue processing revenues	Low single digit % decrease to flat	Flat to low single digit % increase

Product revenues	9% - 13% growth	10% - 12% growth

BioGlue & BioFoam revenues	Mid – high single digit % growth	Mid to high single digit % growth

PerClot revenues	$3.5 million - $4.0 million 13% - 29% growth	$3.4 million - $3.7 million 10% - 20% growth

HeRO revenues	$5.5 million - $6.5 million	$5.5 million - $5.7 million

Revascularization technologies revenues	$8.5 million - $9.0 million 5% - 11% growth	$9.0 million - $9.2 million 11% - 14% growth

R&D expenses	$11.0 million - $12.0 million	$9.0 million - $10.0 million

Earnings per share	$0.24 - $0.27	$0.58 - $0.60

Income tax rate	Mid 30% range	Low 30% range

The Company’s earnings per share guidance includes an estimated $0.29 per share for the sale of the Company’s investment in Medafor, Inc., which was acquired by C.R. Bard Inc. in October 2013, and excludes expenses related to potential future business development and litigation, and the effect of share repurchases, which cannot currently be estimated.

The Company’s financial guidance for the full year of fiscal 2013 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m. A replay of the teleconference will be available October 29 through November 5 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The conference number for the replay is 421856.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S., certain countries in Europe, and Canada. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of congenital heart defects. CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community for use in soft tissue repair and approved in Japan for use in the repair of aortic dissections. Additional marketing approvals for BioGlue have been granted in several other countries throughout the world. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR). In addition, CryoLife and its subsidiary Hemosphere, Inc. market the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients. CryoLife distributes PerClot®, an absorbable powdered hemostat, in the European Community and other select international countries. CryoLife’s BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct to hemostasis in cardiovascular surgery and on abdominal parenchymal tissues (liver and spleen) when control of bleeding by ligature or conventional methods is ineffective or impractical.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding our strategy to leverage our global sales channels to drive growth in our higher margin products segment, trends in our BioGlue and revascularization technologies businesses, and payments to be received by CryoLife as a result of C.R. Bard, Inc.’s acquisition of Medafor, Inc. These statements also include our anticipated performance and expected effective income tax rate for 2013. The risks and uncertainties impacting these statements include that the success of efforts related to any of our product lines is subject to factors beyond our control, including general economic conditions, physician and patient acceptance of our products, our potential inability to maintain reimbursement approvals and maintain and expand reimbursement rates, and regulatory approval. Competing products may be introduced into the market that may materially impact sales growth for our products. Our anticipated performance and expected effective income tax rate for the full year of fiscal 2013 are subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including the risk that BioGlue may be the subject of adverse developments with regard to its safety, efficacy, or reimbursement practices, our BioGlue patent has expired in the U.S. and most of the rest of the world, and competitors have obtained FDA approval for indications in which BioGlue has been used off-label and for which we cannot market BioGlue, we may not receive expanded approvals for BioGlue in Japan or approval in China, which would materially adversely impact our ability to grow revenues in the Asian-Pacific region, our products and tissues are subject to many significant risks, we have taken corrective actions in response to a warning letter from the FDA related to our processing, preservation, and distribution of human tissue and the manufacture of medical devices, and the FDA may determine after its inspection that our corrective actions have not adequately addressed the issues raised in the warning letter, if we have failed to adequately address the concerns raised by the FDA in the warning letter, then we could be subject to additional regulatory action by the FDA, including recalls, injunctions, or legal action, and further actions required to be taken in response to the warning letter could adversely impact the availability of our products and tissues and our cost structure, the HTA issued a special access variance to allow Europa to continue to import tissues into Europe under certain circumstances for critically ill patients, but this variance could be revoked at any time without further warning, the HTA also imposed certain conditions on Europa’s processing of tissues, if the HTA does not reverse its decision to impose such conditions, then the Company may be unable to ship tissues into Europe other than pursuant to the variance, and our preservation services revenues could be adversely impacted, we have also received a Form 483 from the FDA related to Cardiogenesis, the Cardiogenesis Form 483 contains observations concerning labeling, complaint handling, and field actions, if we are unable to address the FDA’s observations in the Cardiogenesis Form 483, we may be subject to additional regulatory actions by the FDA, and actions required to be taken in response to the Cardiogenesis Form 483 could adversely impact our revascularization technologies revenues, financial condition, profitability, and cash flows, our investment in our distribution and license and manufacturing agreements with Starch Medical, Inc. is subject to significant risks, and our ability to fully realize our investment is dependent on our ability to sell PerClot in the U.S., we received conditional approval of our IDE for PerClot from the FDA and have refiled our IDE submission, we may be unable to obtain the FDA’s approval to begin enrollment in the PerClot clinical trial in our expected timeframe, if at all, we may ultimately be unsuccessful in our clinical trials and/or may be unable to obtain FDA approval to market and distribute PerClot in the U.S. as anticipated, if at all, if we sell PerClot in the U.S., we will likely be sued for patent infringement, which will be expensive, and if we lose, we may be prohibited from selling PerClot or may have to pay substantial royalties or damages when we sell PerClot, we may not receive approval to sell PerClot in Japan, we have inherited certain risks and uncertainties related to Cardiogenesis’ and Hemosphere’s businesses, including that may be unable to maintain revenues and achieve growth in revenues from either party’s technologies, our controlled European launch of the HeRO device may not be successful, integration efforts with respect to newly acquired products may be more costly and take longer than expected, the receipt of impaired materials or supplies that do not meet our standards, the recall of materials or supplies by our vendors or suppliers, or our ability to obtain materials and supplies could have a material, adverse impact on our business, as a result of the funding issues that have been affecting ValveXchange, our preferred stock investment in ValveXchange may become further impaired, or our loan to ValveXchange may become uncollectible, which could have a material, adverse impact on our business, we continue to evaluate expansion through acquisitions, licenses, investments, and other distribution arrangements in other companies or technologies, which contain significant risks, our sales are impacted by challenging domestic and international economic conditions and their constraining effect on hospital budgets, and demand for our products and tissues could decrease in the future, which could have a material, adverse impact on our business, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material, adverse impact on our business, key growth strategies may not generate the anticipated benefits, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, uncertainties related to patents and protection of proprietary technology may adversely impact the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively impacting our ability to sell current or future products, or prohibit us from enforcing our patent and other proprietary technology rights against others, our ability to receive additional payments for our Medafor common stock is subject to revenue performance conditions related to the Arista product, and the satisfaction of escrow release conditions, as to which we have no control or ability to predict, intense competition may impact our ability to operate profitably, if we are not successful in expanding our business activities in international markets, it could have a material, adverse impact on our revenues, financial condition, profitability, and cash flows, we are dependent on the availability of sufficient quantities of tissue from human donors, consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our products and tissues, and limitations on our ability to sell to certain of our significant market segments, the success of many of our products and tissues depends upon strong relationships with physicians, our existing insurance policies may not be sufficient, and we may be unable to obtain insurance in the future, our credit facility, which expires in October 2014, limits our ability to pursue significant acquisitions and also may limit our ability to borrow, continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely impact our business, rapid technological change could cause our products and services to become obsolete, and we are dependent on key personnel. Our expectations regarding earnings per share for 2013 include anticipated 2013 expenses for research and development and an estimated $0.29 per share for the sale of the Company’s investment in Medafor. In the event that research and development expenses are higher than expected, or our gain on the Medafor shares is lower than expected, our actual 2013 earnings per share would be lower than projected. To the extent that we engage in significant litigation or acquisition activities, our 2013 expenses and earnings per share could be significantly negatively impacted. Share repurchases are impacted by the trading price of our common stock, and we typically purchase more shares when the stock price decreases than we would at higher prices, subject to availability of cash and competing uses for our cash. As a result, changes in the stock price may impact share repurchases, ultimately impacting shares outstanding and our earnings per share calculation. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues:
Products	$18,833	$16,893	$56,824	$50,043
Preservation services	17,417	16,399	48,411	48,371
Other	—	137	71	504

Total revenues	36,250	33,429	105,306	98,918

Cost of products and preservation services:
Products	3,544	3,114	10,730	8,303
Preservation services	9,357	9,005	26,472	26,642

Total cost of products and preservation services	12,901	12,119	37,202	34,945

Gross margin	23,349	21,310	68,104	63,973

Operating expenses:
General, administrative, and marketing	16,532	16,533	51,441	48,374
Research and development	2,252	1,829	5,976	5,192

Total operating expenses	18,784	18,362	57,417	53,566

Operating income	4,565	2,948	10,687	10,407

Interest expense	55	42	159	159
Interest income	(1)	(1)	(3)	(4)
Other (income) expense, net	(121)	283	120	442

Income before income taxes	4,632	2,624	10,411	9,810
Income tax expense	1,463	1,086	3,265	3,947

Net income	$3,169	$1,538	$7,146	$5,863

Income per common share:
Basic	$0.11	$0.06	$0.26	$0.21

Diluted	$0.11	$0.06	$0.25	$0.21

Dividends declared per share	$0.0275	$0.0250	$0.0800	$0.0250

Weighted-average common shares outstanding:
Basic	26,985	26,810	26,857	26,951
Diluted	27,699	27,210	27,499	27,329

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Products:
BioGlue and BioFoam	$14,232	$12,725	$43,238	$39,858
PerClot	882	734	2,686	2,069
Revascularization technologies	2,353	2,060	6,837	6,107
HeRO Graft	1,366	1,374	4,063	2,009

Total products	18,833	16,893	56,824	50,043

Preservation services:
Cardiac tissue	8,572	8,239	22,035	22,662
Vascular tissue	8,845	8,160	26,376	25,709

Total preservation services	17,417	16,399	48,411	48,371

Other	—	137	71	504

Total revenues	$36,250	$33,429	$105,306	$98,918

Revenues:
U.S.	$28,344	$26,659	$81,552	$78,033
International	7,906	6,770	23,754	20,885

Total revenues	$36,250	$33,429	$105,306	$98,918

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Cash, cash equivalents, and restricted cash and securities	$23,000	$18,332
Total current assets	84,893	77,503
Total assets	163,191	157,156
Total current liabilities	20,227	21,430
Total liabilities	28,652	29,044
Shareholders’ equity	134,539	128,112

CRYOLIFE, INC. AND SUBSIDIARIES

Unaudited Reconciliation of

Non-GAAP Adjusted Net Income and Adjusted Income per Common Share – Diluted

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP:
Income before income taxes	$4,632	$2,624	$10,411	$9,810
Income tax expense	1,463	1,086	3,265	3,947

Net income	$3,169	$1,538	$7,146	$5,863
Net income allocated to participating securities	70	36	160	131

Net income allocated to common shareholders	$3,099	$1,502	$6,986	$5,732

Diluted income per common share:	$0.11	$0.06	$0.25	$0.21

Diluted weighted-average common shares outstanding:	27,699	27,210	27,499	27,329

Reconciliation excluding items:
Income before income taxes, GAAP	$4,632	$2,624	$10,411	$9,810
Excluding:
Litigation expenses and settlement costs, net of insurance reimbursement and settlement awards	133	130	466	(293)
Write-down of TMR handpieces	53	—	487	—
Charges for business development and integration	282	796	1,071	1,899

Adjusted income before income taxes, non-GAAP	5,100	3,550	12,435	11,416

Income tax expense calculated at 2013 effective tax rate of 35% for the three and nine months	1,785	1,243	4,352	3,996

Adjusted net income, non-GAAP	$3,315	$2,307	$8,083	$7,420

Adjusted net income, non-GAAP allocated to participating securities – diluted	74	53	181	166

Adjusted net income, non-GAAP applicable to common shareholders – diluted	$3,241	$2,254	$7,902	$7,254

Diluted adjusted income per common share, non-GAAP:	$0.12	$0.08	$0.29	$0.27

Diluted-weighted average common shares outstanding:	27,699	27,210	27,499	27,329

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies. Non-GAAP adjusted net income and adjusted income per common share exclude litigation expenses, settlement costs and awards, insurance reimbursements for litigation, the write-down of TMR handpieces following FDA approval of the new handpiece design, and expenses for business development activities, including the Company’s transaction and integration costs primarily associated with the acquisition of Hemosphere. The Company believes that this non-GAAP presentation provides useful information to investors regarding the operating expense structure of the Company’s existing and recently acquired operations without regard to recently settled litigation, its ongoing efforts to acquire additional complementary products and businesses, and the transaction costs incurred in connection with recently acquired businesses. The Company does, however, expect to incur similar types of business development expenses and may incur significant litigation expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.